Exhibit 99.1

EyeGate Pharmaceuticals Announces Executive Promotions

Sarah Romano named Interim Chief Financial Officer; Lisa Brandano and Carol Assang promoted to Vice President, Clinical Operations and Director, Clinical Operations, respectively

WALTHAM, Mass., February 06, 2017 — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) (“EyeGate” or the “Company”), a specialty pharmaceutical company that focuses on developing and commercializing products for treating diseases and disorders of the eye, today announced the promotion of three Company executives:

•	Sarah Romano, Corporate Controller, has been named Interim Chief Financial Officer;

•	Lisa Brandano has been promoted from Director, Clinical Operations to Vice President, Clinical Operations; and

•	Carol Assang, Associate Director, Clinical Operations has been named Director, Clinical Operations.

“Since joining EyeGate, Sarah has been an integral member of our finance team, while Lisa and Carol have made invaluable contributions to our clinical operations group. Their promotions reflect not only their excellent work to-date, but our confidence in their respective abilities to help lead the Company into the future. We believe that these promotions will allow EyeGate to benefit further from their experience and expertise as we continue to develop our pipeline programs and grow the company,” commented Stephen From, President and Chief Executive Officer of EyeGate.

Sarah Romano joined EyeGate Pharmaceuticals as Corporate Controller in 2016, and has been responsible for the Company’s accounting, tax, financial reporting, and internal controls. Prior to joining EyeGate, Ms. Romano served as Assistant Controller at TechTarget and Corporate Controller at Bowdoin Group, a healthcare-focused executive recruiting firm. Previously, she held financial reporting positions of increasing responsibility at SoundBite Communications until its acquisition by Genesys in 2013, and was a Senior Financial Reporting Analyst at Cognex Corporation, a publicly-traded manufacturer of machine vision systems, software and sensors. Ms. Romano began her career as an Auditor in the Boston office of PricewaterhouseCoopers. A licensed CPA in Massachusetts, she holds a Bachelor of Arts in Accounting from College of the Holy Cross and Masters of Accounting from Boston College.

Lisa Brandano joined EyeGate in 2011, and has served as Associate Director and Director of Clinical Operations. Prior to joining EyeGate, she served as Assistant Managing Director of the Boston Office and Director of Clinical Trial Operations at CATO Research, an international contract research organization. During her 11 years with CATO, she was involved in the oversight and facilitation of global clinical operations. Previously, she held clinical research coordinator and laboratory science roles at Beth Israel Deaconess Medical Center in Boston. Ms. Brandano holds a BS in biology from Emmanuel College, and since 2003, she has been a certified clinical research associate (CRA) with the Association of Clinical Research Professionals (ACRP).

Carol Assang joined EyeGate in 2010, and has been responsible for all aspects of clinical study planning and the execution of multiple clinical development programs. Prior to joining EyeGate, Ms. Assang served as an Associate Project Director/Senior Clinical Associate at New England Research Institutes, where she was responsible for clinical development and operations of several programs. Previously, Ms. Assang served as Program Manager at Harvard Clinical Research Institute, Clinical Studies Coordinator at Tufts-New England Medical Center, Associate Medical Program Coordinator at Merck and a Consultant at Alliance Pharmaceuticals. She holds a Bachelor’s degree in Chemistry and Mathematics from Wesleyan University and Master’s Degree in Chemistry from Yale University.

About EyeGate:

EyeGate is a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing products for treating diseases and disorders of the eye. EGP-437, the Company’s first product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate® II Delivery System. In addition, EyeGate is developing, through its wholly-owned Jade subsidiary, products using cross-linked thiolated carboxymethyl hyaluronic acid (“CMHA-S”), a modified form of the natural polymer hyaluronic acid (HA), which possesses unique physical and chemical properties such as hydration and healing properties. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries. For more information, please visit www.EyeGatePharma.com.

Safe Harbor Statement:

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s EGP-437 combination product and those of Jade, a wholly owned subsidiary of EyeGate, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in our Annual Report on Form 10-K filed with the SEC on March 30, 2016, and our Quarterly Report on Form 10-Q, as filed with the SEC on November 02, 2016 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact:

Lee Roth / Janhavi Mohite

The Ruth Group for EyeGate Pharmaceuticals

646-536-7012 / 7026

lroth@theruthgroup.com / jmohite@theruthgroup.com